As filed with the SEC on February 19, 2003
                           Registration No. 333-97035

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                         ------------------------------
                         Post Effective Amendment No. 1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                           TIDELANDS BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

        South Carolina                    6021                   02-0570232
 ---------------------------      ----------------------      ----------------
(State or other Jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
 of Incorporation or            Classification Code Number)  Identification No.)
 Organization)

                            875 Lowcountry Boulevard
                       Mt. Pleasant, South Carolina 29464
                                 (843) 388-8433
     (Address and Telephone Number of Intended Principal Place of Business)

                          ---------------------------
                              Robert E. Coffee, Jr.
                             Chief Executive Officer
                            875 Lowcountry Boulevard
                       Mt. Pleasant, South Carolina 29464
                                 (843) 388-8433
           (Name, Address, and Telephone Number of Agent For Service)

                          ---------------------------
      Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

                              Neil E. Grayson, Esq.
                              J. Brennan Ryan, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                     999 Peachtree Street, N.E., Suite 1400
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                              (404) 817-6225 (Fax)

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective. If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|
                                                  --------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|
                                                  --------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective
registration statement for the same offering. |X|     333-97035
                                                  -----------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                        -------------------------------
                        CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------
=============================================================================================
                                           Proposed
Title of Each Class                        Maximum      Proposed Maximum         Amount of
of Securities to be    Amount to be     Offering Price  Offering Aggregate      Registration
Registered              Registered        Per Share          Price                  Fee
---------------------------------------------------------------------------------------------

Common Stock,
   $.01 par value....     1,147,500         $10.00         $11,475,000            $1,055.70*
---------------------------------------------------------------------------------------------

Warrants.............       147,500             $0                  $0                   $0
=============================================================================================

       * Previously Paid
-------------------------------------------------------------------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

     In January 2003, the Board of Directors determined that our company needed a Chief Executive Officer with more community banking experience. As a result, Jerry A. Vereen resigned as our Chief Executive Officer, and we subsequently hired Robert E. "Chip" Coffee, Jr. as the new Chief Executive Officer for Tidelands Bancshares, Inc. Additionally, at that time we withdrew our bank regulatory applications and ceased accepting new subscriptions or payments on any existing subscriptions. We intend to refile our bank regulatory applications and recommence our offering once we have revised our prospectus to reflect these and other changes to our company.


                                     PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24. Indemnification of Directors and Officers

     Tidelands Bancshares' articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to Tidelands Bancshares, Inc. or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of Tidelands Bancshares, Inc.; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (the "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of Tidelands Bancshares shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of Tidelands Bancshares or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     Tidelands Bancshares' bylaws contain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 of the Corporation Act would require Tidelands Bancshares to indemnify those persons against expenses (including attorney's fees) actually and reasonably incurred in connection with that action or proceeding. The Corporation Act expressly allows Tidelands Bancshares to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

     Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons in the articles of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

     The board of directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

     We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 25. Other Expenses of Issuance and Distribution.

         Estimated expenses of the sale of the shares of common stock are as follows:

Registration Fee                                               $      1,000
Printing, Engraving and Filing                                       10,000
Legal Fees and Expenses                                              50,000
Accounting Fees                                                       5,000
Blue Sky Fees and Expenses                                            5,000
Consulting Fees                                                     137,000
Miscellaneous Disbursements                                           4,000
                                                               ------------
TOTAL                                                          $    212,000
                                                               ============

Item 26. Recent Sales of Unregistered Securities.

     Tidelands Bancshares originally issued a total of 10 shares of its common stock to one of its former organizers, Jerry A. Vereen. The price per share was $10.00 for a total purchase price of $100.00. These shares were redeemed from Mr. Vereen for $10.00 per share following his resignation, and we issued an additional 10 shares to another organizer and our new Chief Executive Officer, Mr. Robert E. Coffee, Jr. There were no sales agency commissions paid with respect to these transactions, and all sales were exempt under Section 4(2) of the Securities Act of 1933.

Item 27. Exhibits.

Exhibit         Description
-------         -----------

3.1.     * Restated Articles of Incorporation

3.2.     * Bylaws

4.1. * See Exhibits 3.1 and 3.2 for provisions in Tidelands Bancshares, Inc.'s Articles of Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     * Form of certificate of common stock

5.1.     * Opinion Regarding Legality

10.1. * Employment Agreement between Tidelands Bancshares, Inc. and Jerry A. Vereen dated March 7, 2002

10.2. * Employment Agreement between Tidelands Bancshares, Inc. and Bobby Mathewes dated April 8, 2002

10.3.    * Form of Stock Warrant Agreement

10.4. * Promissory Note dated July 22, 2002 between Lowcountry National Bank and Tidelands National Bank

10.5. * Sub-Lease Agreement dated April 25, 2002 by and between Carolina First Bank and Tidelands Bancshares, Inc.

10.6. * Escrow Agreement dated August 21, 2002 between Tidelands Bancshares, Inc. and Lowcountry National Bank

10.7. * Consulting Agreement dated July 9, 2002 between Tidelands Bancshares, Inc. and Southeast Financial Holdings, Inc.

10.8. Severance Agreement dated January 23, 2003 by and between Jerry A. Vereen and Tidelands Bancshares, Inc.

23.1.    * Consent of Independent Public Accountants

23.2. * Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1. * Power of Attorney (filed as part of the signature page to the Registration Statement)

99.1     First letter to subscribers first mailed on January 7, 2003.

99.2     Second letter to subscribers first mailed on January 31, 2003.

* Previously filed

Item 28. Undertakings.

         The undersigned Company will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Tidelands Bancshares, Inc. pursuant to the provisions described in Item 24 above, or otherwise, Tidelands Bancshares, Inc. has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     If a claim for indemnification against such liabilities (other than the payment by Tidelands Bancshares, Inc. of expenses incurred or paid by a director, officer or controlling person of Tidelands Bancshares, Inc. in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Tidelands Bancshares, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 1 filing to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Pleasant, State of South Carolina, on February 18, 2003.

                                       TIDELANDS BANCSHARES, INC.

                                       By:   /s/ Robert E. Coffee, Jr.
                                           ----------------------------------
                                           Robert E. Coffee, Jr.
                                           President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Coffee, Jr. and Barry I. Kalinsky as the true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for them and in their names, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature                             Title                    Date


 /s/ Mike Burrell                     Director                 February 18, 2003
----------------------------
Mike Burrell


 /s/ John M. Cagle, III, DMD          Director                 February 18, 2003
----------------------------
John M. Cagle, III, DMD


 /s/ Alan D. Clemmons                 Director                 February 18, 2003
----------------------------
Alan D. Clemmons


 /s/ Robert E. Coffee, Jr.            Director, President,     February 18, 2003
----------------------------
Robert E. Coffee, Jr.                 and Chief Executive
                                      Officer

 /s/ Richard L. Granger               Director                 February 18, 2003
----------------------------
Richard L. Granger


 /s/ Dwayne Green                     Director                 February 18, 2003
----------------------------
Dwayne Green


 /s/ Barry I. Kalinsky                Director, Chairman       February 18, 2003
----------------------------
Barry I. Kalinsky


 /s/ Morris Kalinsky                  Director                 February 18, 2003
----------------------------
Morris Kalinsky

 /s/ Paul J. Kerwin, DVM              Director                 February 18, 2003
----------------------------
Paul J. Kerwin, DVM


 /s/ Robert H. Mathewes               Principal Accounting     February 18, 2003
----------------------------
Robert H. (Bobby) Mathewes            and Financial Officer



 /s/ John T. Parker, Jr.              Director                 February 18, 2003
----------------------------
John T. Parker, Jr.


 /s/ Fred H. Renken                   Director, Vice-Chairman  February 18, 2003
----------------------------
Fred H. Renken


 /s/ Tanya Robinson                   Director                 February 18, 2003
----------------------------
Tanya Robinson

                                  EXHIBIT INDEX


Exhibit           Description
-------           -----------
3.1.     * Restated Articles of Incorporation

3.2.     * Bylaws

4.1. * See Exhibits 3.1 and 3.2 for provisions in Tidelands Bancshares, Inc.'s Articles of Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     * Form of certificate of common stock

5.1.     * Opinion Regarding Legality

10.1 * Employment Agreement between Tidelands Bancshares, Inc. and Jerry A. Vereen dated March 7, 2002

10.2 * Employment Agreement between Tidelands Bancshares, Inc. and Bobby Mathewes dated April 8, 2002

10.3     * Form of Stock Warrant Agreement

10.4 * Promissory Note dated July 22, 2002 between Lowcountry National Bank and Tidelands National Bank

10.5 * Sub-Lease Agreement dated April 25, 2002 by and between Carolina First Bank and Tidelands Bancshares, Inc.

10.6 * Escrow Agreement dated August 21, 2002 between Tidelands Bancshares, Inc. and Lowcountry National Bank

10.7 * Consulting Agreement dated July 9, 2002 between Tidelands Bancshares, Inc. and Southeast Financial Holdings, Inc.

10.8 Severance Agreement dated January 23, 2003 by and between Jerry A. Vereen and Tidelands Bancshares, Inc.

23.1.    * Consent of Independent Public Accountants

23.2. * Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1. * Power of Attorney (filed as part of the signature page to the Registration Statement)

99.1     First letter to subscribers first mailed on January 7, 2003.

99.2     Second letter to subscribers first mailed on January 31, 2003.

  *  Previously filed